Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Monday, March 10, 2008
SPARTECH ANNOUNCES FIRST QUARTER RESULTS

ST. LOUIS, March 10, 2008 — Spartech Corporation (NYSE:SEH) announced today its operating results for its first quarter ended February 2, 2008.
First Quarter 2008 Highlights
♦	Net sales declined 3% to $335.1 million compared to $347.3 million in the first quarter of 2007 reflecting continued weakness in several end markets including transportation, recreation and leisure and residential construction.

♦	Operating earnings decreased $19.0 million due mostly to a 3% decrease in underlying sales volume coupled with a 4.0 cent decline in gross margin per pound sold largely due to our inability to fully pass through resin cost increases to customers in a timely manner.

♦	Diluted loss per share was $0.12 compared to earnings per share of $0.25 in the first quarter of 2007.

♦	Cash flows provided by operations were $6.5 million compared to $17.2 million in the prior year first quarter. Our working capital performance continues to be stable. Working capital as a percentage of sales was 10.5% at the end of the first quarter of 2008 compared to 10.7% the end of the first quarter of 2007.

♦	Considerable progress was achieved on key initiatives including our Greenville consolidation project and integration of the Creative Forming acquisition.

♦	Effective January 2, 2008, Myles S. Odaniell was appointed President and Chief Executive Officer and a member of the Board of Directors. Since that time, he has been evaluating the Company’s operational structure and strategies and leading the development of specific profit improvement initiatives. These initiatives will help manage through our challenging economic dynamics, restore short term profitability, and reposition Spartech for sustainable and profitable long term growth.
Overview of Results
Net sales for the first quarter were $335.1 million compared to $347.3 million in the first quarter of 2007 representing a decrease of 3%. This change was caused by a decline in underlying sales volume (-3%) and one less week of results in the first quarter of 2008 (-7%), partially offset by contributions from the Creative Forming, Inc. (“Creative”) acquisition (+3%) and an increase from price/mix changes (+4%). The underlying sales volume decline primarily related to lower sales of sheet and compounds to the transportation and recreation and leisure markets, and lower sales of sheet to the residential construction market, all of which were partially offset by higher sales of compounds for commercial construction applications.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

The reported operating loss for the first quarter of 2008 was $1.6 million compared to operating earnings of $17.4 million in the prior year first quarter. The $19.0 million decrease was caused by the decline in sales volume from soft demand and the loss of an extra week in the prior year first quarter, a 4.0 cent decrease in gross margin per pound sold and an increase in selling, general and administrative expenses.
The decline in gross margin per pound sold represented a 1.7 cent decrease in material margin to 33.6 cents and a 2.3 cent increase in conversion costs to 26.4 cents. The decrease in material margin per pound sold was primarily caused by a combination of substantial increases in costs of resins during the quarter coupled with our inability to fully pass on the resin cost increases as higher selling prices to customers in a timely manner. The material margin decrease also reflected $2.7 million (0.8 cent per pound impact) from a decision to liquidate certain inventory to accelerate cash, reduce holding costs and support our operational efficiency efforts. The increase in conversion costs per pound was attributable to the decrease in volume which exceeded the decrease in costs.
Selling, general and administrative expenses increased $2.8 million in the first quarter of this year in comparison to the first quarter of last year. This increase includes the impact of the late 2007 acquisition of Creative Forming, Inc. ($.7 million), higher information technology expenses from our on-going Oracle ERP implementation ($1.5 million), higher bad debt expenses ($.6 million) related to customers in the domestic automotive market, and other cost increases, partially offset by the impact of an extra week in the prior year first quarter ($1.5 million benefit).
Interest expense increased slightly to $5.1 million in our current year first quarter due to higher average debt levels from the impact of the acquisition of Creative and stock buybacks in late calendar 2007, partially offset by lower average interest rates in 2008.
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “While our market demand and our resin pricing environment continue to present challenges for the Company’s operating results, we are now moving quickly to make substantive changes in our business to respond to these external issues. We are managing under the assumptions that the overall end-market demand and raw material environment will remain challenging for the remainder of the year, and that we must take steps to manage what we can control and execute on the substantial opportunities we have to improve our business. Accordingly, the management team is working with a sense of urgency to overcome the disappointing results from the past three quarters and is now focusing on specific profit improvement initiatives to ensure we can fully turnaround the recent trends in our performance and better position Spartech for sustainable long term profitable growth.” Mr. Odaniell continued, “Our primary focus for the next several quarters will be on structural cost reduction and improving our business processes. We are finalizing a plan that we believe is appropriate in scope to help address the short-term performance of our business, and is also consistent with our efforts to build a lower cost infrastructure to support long term sustainable profit growth and generate enhanced shareholder returns. This plan includes (i) a broad-based organizational assessment, (ii) further streamlining of our manufacturing cost structure and footprint, (iii) reassessment of our portfolio focused on underperforming business units or plants, and (iv) focused efforts directed at improving procurement and business processes including margin management. We will provide further details on our overall plan and execution of specific projects during our second quarter.”
Segment Results
The Company’s fiscal year ends on the Saturday closest to October 31 and because of this convention, periodically a fiscal year will include 53 weeks and fiscal 2007 included 53 weeks. Our first quarter of 2007 included an extra week and was reported as a 14-week quarter compared to the 13 weeks reflected in the first quarter of 2008. For comparison purposes, the impact of one less week of results calculates to approximately a 7% decline in consolidated quarter-over-quarter sales and operating earnings.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

Custom Sheet & Rollstock—The sheet segment was most impacted by weak volume demand and a challenging resin environment with declines in both sales and operating earnings.

(In Millions)	First Quarter
	2008	2007
Net Sales	$147.4	$162.0

Operating (Loss) Earnings	$(1.8)	$10.8

Net sales decreased 2%, net of the effect of the extra week. The comparable 2% drop reflects a 4% decrease in volume somewhat offset by a 2% increase from price/mix changes. The volume decline was due to weakness in demand in the residential construction, recreational vehicles, domestic automotive and heavy truck sectors of our end markets. The increase from price/mix represents the portion of higher resin costs in the first quarter that were passed on to customers as higher selling prices.
The operating loss in the first quarter of 2008 resulted from the decrease in volume, a 7 cent decrease in material margin per pound sold, and a 2 cent increase in conversion costs per pound sold. This segment has been impacted by delays in passing through resin price increases to customers quickly enough and retroactive pricing adjustments by resin suppliers. We are taking specific actions to address the negative impact of these dynamics through changes in contracts and commercial processes, including pricing policies with both customers and suppliers. The increase in conversion costs per pound sold was a function of the decrease in conversion costs not being commensurate with the decline in volume. The operating metrics of our new Greenville facility improved through the first quarter and this business is now generating positive gross profit.
Packaging Technologies—Net sales increased while operating earnings were down $1.8 million for the first quarter comparison.

(In Millions)	First Quarter
	2008	2007
Net Sales	$65.7	$61.3

Operating Earnings	$4.8	$6.6

The increase in net sales was the net effect of a 13% increase from the Creative acquisition and a 2% increase from price/mix offset by a 1% drop in underlying volume and one less week of results in the first quarter of 2008. While our Creative acquisition enhances our competitive position in the packaging market, the facilities comprising this segment also sell certain product into non-packaging markets. Approximately 80% of this segment’s sales volume in our first quarter of 2008 was sold into the packaging market. The 1% decrease in underlying volume reflected a slight increase in packaging sales more than offset by a decrease in sales to durable goods markets. The price/mix was mostly due to an increase in mix of thermoformed packaging and higher selling prices per pound due to resin increases.
Operating earnings contributed by the Creative acquisition were offset by the loss of one week from the prior year first quarter. Excluding Creative and the extra week, the decrease in operating earnings were due to a 2 cent decrease in material margin per pound sold and a 1 cent increase in conversion costs per pound sold. The decrease in material margin per pound was attributable to increases in resin costs during the first quarter that were not fully passed on to customers as higher selling prices and the increase in conversion costs per pound reflected a decrease in costs that was not commensurate with the decline in volume. During the quarter, the results of Creative were consistent with our plan and we made significant progress in our integration of this business during the quarter.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

Color & Specialty Compounds— Net sales decreased slightly and operating earnings decreased $1.9 million for the first quarter comparison.

(In Millions)	First Quarter
	2008	2007
Net Sales	$104.8	$105.5

Operating Earnings	$2.2	$4.1

The 1% sales change was comprised of a 4% decrease in underlying volume and 7% impact of one less week in the 2008 first quarter offset by a 10% increase from price/mix. The decrease in volume related to lower sales to the domestic automotive and packaging markets, offset partially by continued strong sales of commercial construction applications. The increase in price/mix reflects higher resin costs in the first quarter comparison that were passed on to customers as higher selling prices as well as a shift in mix towards commercial construction compounds, converted, and film laminate products having higher per pound selling prices.
This segment’s decrease in operating earnings was caused by a 0.4 cent decrease in gross margin per pound sold along with the volume decline. The gross margin drop was a result of an increase in conversion costs per pound of 1.1 cents resulting from the lower volume on fixed costs partially offset by a 0.7 cent increase in material margin per pound for more favorable mix.
Engineered Products—Net sales decreased primarily due to the extra week in the prior year first quarter and operating earnings decreased by $0.5 million.

(In Millions)	First Quarter
	2008	2007
Net Sales	$17.2	$18.4

Operating Earnings	$1.6	$2.2

The sales decrease primarily relates to the extra week included in the prior year first quarter. Net sales, excluding the impact of one less week in the first quarter of 2008, reflect a 1% increase for price/mix was offset by a 1% decline in volume. The $0.5 million change in operating earnings reflects a lower profitability per pound in the wheels and marine businesses.
Cash Flow Performance
Cash provided by operating activities was $6.5 million in the first quarter of 2008 compared to $17.2 million for the first quarter of 2007. This decrease reflects the lower net earnings performance in the current year quarter. Our working capital as a percentage of trailing-two months of sales was 10.5% at the end of the first quarter of 2008 compared to 10.7% the end of the first quarter of 2007.
As of the end of the first quarter of 2008, we had $191 million unused on our Bank Credit Facility and $24 million available under our most restrictive Leverage Ratio covenant. While we were in compliance with our covenants through the first quarter, we amended our revolving credit facility to temporarily increase our Leverage Ratio in order to provide greater certainty of sufficient availability under our facility. The amendment is effective during our second and third quarters of fiscal 2008 and terminates if the Leverage Ratio is more than 4.25:1.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

Outlook
We continue to see weak demand in our end markets coupled with a particularly aggressive resin pricing environment. The resin pricing environment has been impacted by (i) high oil and natural gas prices, (ii) consolidation of resin suppliers, (iii) a weakening U.S. economy which has made resin exporting more attractive to domestic suppliers, and (iv) relatively better international end market demand. While the resin pricing environment has recently improved to some degree, we are moving forward with initiatives that address our current state and assume that the weak demand and resin environment continue for the remainder of our year. These initiatives include more deliberate actions to recover our profit margin on certain products, reducing our cost structure, and changing our organizational structure to improve our performance. The positive impact from these initiatives coupled with the adverse impact of certain items that we believe are specific to our first quarter (e.g., seasonably slowest quarter and inventory liquidation) bode well for an improvement in margins and return to profitability in the near term. Over the last 60 days, we have made solid progress on our initiatives to put into effect sustainable improvements to our margins. Actions will be taken during the next quarter to demonstrate our resolve to improve short-term performance and we will provide further discussion of our more comprehensive plans by the end of our second quarter.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.5 billion.
Safe Harbor For Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact the Company’s operations and results include:
(a)	adverse changes in economic or industry conditions including global supply and demand conditions and prices for products of the types we produce;

(b)	the ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(e)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(f)	our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs;

(g)	our inability to predict accurately the costs to be incurred or savings to be achieved in connection with announced production plant restructurings;

(h)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(i)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(j)	our inability to achieve operational efficiency goals or cost reduction initiatives;

(k)	our inability to develop and launch new products successfully,

(l)	restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments;

(m)	possible weaknesses in our internal controls; and

(n)	our ability to successfully complete the implementation of a new enterprise resource planning computer system.
We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended
	February 2,	February 3,
	2008	2007
Net sales	$335,106	$347,254

Cost and expenses
Cost of sales	312,221	308,328
Selling, general and administrative	23,139	20,360
Amortization of intangibles	1,333	1,138

	336,693	329,826

Operating (loss) earnings	(1,587)	17,428

Interest expense, (net of interest income: 2008 $121; 2007 $120)	5,146	4,763

(Loss) earnings before income taxes	(6,733)	12,665

Income taxes	(3,243)	4,600

Net (loss) earnings	$(3,490)	$8,065

Net (loss) earnings per common share
Basic	$(.12)	$.25

Diluted	$(.12)	$.25

Dividends declared per common share	$.135	$.135

See accompanying notes to consolidated condensed financial statements.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	February 2,
	2008	November 3,
	(Unaudited)	2007
Assets
Current assets
Cash and cash equivalents	$5,710	$3,409
Receivables, net	191,659	212,221
Inventories	126,243	116,076
Prepaids and other current assets	21,967	20,570

Total current assets	345,579	352,276

Property, plant and equipment, net	316,579	324,025
Goodwill	384,255	383,988
Other intangible assets, net	43,940	45,151
Other assets	5,250	5,431

Total assets	$1,095,603	$1,110,871

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$515	$448
Accounts payable	161,622	167,713
Accrued liabilities	39,563	49,319

Total current liabilities	201,700	217,480

Long-term debt, less current maturities	347,374	333,835
Other long-term liabilities
Deferred taxes	112,408	111,997
Other liabilities	8,281	8,279

Total long-term liabilities	468,063	454,111

Shareholders’ equity
Common stock, 33,131,846 shares issued in 2008 and 2007	24,849	24,849
Contributed capital	200,414	200,485
Retained earnings	249,378	257,111
Treasury stock, at cost, 2,573,081 shares in 2008; 2,566,900 shares in 2007	(56,370)	(52,531)
Accumulated other comprehensive income	7,569	9,366

Total shareholders’ equity	425,840	439,280

Total liabilities and shareholders’ equity	$1,095,603	$1,110,871

See accompanying notes to consolidated condensed financial statements.

SPARTECH CORPORATION
FIRST QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Three Months Ended
	February 2,	February 3,
	2008	2007
Cash flows from operating activities
Net (loss) earnings	$(3,490)	$8,065
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,885	10,387
Stock-based compensation expense	1,383	1,125
Change in current assets and liabilities	(3,896)	(3,824)
Other, net	655	1,410

Net cash provided by operating activities	6,537	17,163

Cash flows from investing activities
Capital expenditures	(5,241)	(10,240)
Business acquisitions	(708)	—

Net cash used for investing activities	(5,949)	(10,240)

Cash flows from financing activities
Bank credit facility borrowings, net	12,376	4,127
Borrowings / (payments) on bonds and leases	177	(319)
Cash dividends on common stock	(4,144)	(4,015)
Director purchase of common stock	2,812	—
Stock options exercised	15	4,127
Treasury stock acquired	(9,667)	(10,413)
Excess tax benefits from stock-based compensation	—	265

Net cash provided by (used for) financing activities	1,569	(6,228)

Effect of exchange rate changes on cash and cash equivalents	144	173

Increase in cash and cash equivalents	2,301	868
Cash and cash equivalents at beginning of year	3,409	5,372

Cash and cash equivalents at end of quarter	$5,710	$6,240

See accompanying notes to consolidated condensed financial statements.